UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
(Amendment No. 1 to Form 8-A originally filed on June 23, 2006)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Imation Corp.
(Exact name of registrant as specified in its charter)

Delaware	41-1838504

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Imation Way, Oakdale, Minnesota	55128

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on
to be so registered	which each class is to be registered

Preferred Share Purchase Rights	New York Stock Exchange Chicago Stock Exchange

Securities to be registered pursuant to Section 12(g of the Act: None
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A (if applicable).

Item 1. Description of Securities to be Registered
Item 2. Exhibits
SIGNATURE
First Amendment to Rights Agreement

     The undersigned registrant hereby amends its registration statement on Form 8-A filed with the Securities and Exchange Commission on June 23, 2006, File No. 001-14310.
Item 1. Description of Securities to be Registered
     Item 1 of the Form 8-A dated June 21, 2006 (the “Form 8-A”), filed by Imation Corp., a Delaware corporation (the “Company”), is hereby amended by the following:
     Effective as of July 30, 2007, the Company amended the Rights Agreement dated as of June 21, 2006, between the Company and The Bank of New York, as Rights Agent (the “Rights Agreement”). The amendment (the “Amendment”) was adopted by the Company’s Board of Directors on July 26, 2007, and executed on July 30, 2007.
     The Amendment amends the definition of “Acquiring Person” contained in Section 1(a) of the Rights Agreement to provide that, in addition to other exceptions set forth in Section 1(a), an Acquiring Person does not include TDK Corporation (“TDK”) and its Affiliates at any time during the period (the “TDK Standstill Period”) beginning at the time, if any, at which the Company shall have issued to TDK and its Affiliates shares of Common Stock representing in the aggregate fifteen percent (15%) or more of the shares of Common Stock outstanding immediately following such initial issuance and ending at the time, if any, at which TDK and its Affiliates shall have (A) ceased, as a result of voluntary sales of shares of Common Stock by any of them, to be the holders of record, in the aggregate, of at least that number of shares of Common Stock that shall be equal to seventy-five percent (75%) of the sum of (1) the number of shares of Common Stock so issued plus (2) any additional shares of Common Stock acquired by TDK and its Affiliates prior to and held at the date of such initial issuance or acquired during the 180-day period following the date of such initial issuance, or (B) ceased, as a result of the subsequent issuance by the Company of additional shares of Common Stock, to be the holders of record of at least ten percent (10%) of the Common Stock outstanding immediately following such subsequent issuance if, but only if, TDK and its Affiliates would have continued to hold at least ten percent (10%) of the outstanding Common Stock following such subsequent issuance but for a failure of TDK to exercise any rights it may have had to subscribe for any of such additional shares; provided, that, if TDK shall, at any time during the said TDK Standstill Period, have become the Beneficial Owner either (x) of more than twenty-one percent (21%) of the Common Stock then outstanding other than as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, or (y) of more than twenty-two percent (22%) of the Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, then, in either such event, TDK and its Affiliates shall have refrained, from and after becoming aware that the applicable percentage has been surpassed, from acquiring beneficial ownership of any additional shares of Common Stock and, within ten (10) Business Days after becoming aware that the applicable percentage has been surpassed, shall have disposed of a sufficient number of shares of Common Stock such that TDK shall be the Beneficial Owner of no more than twenty-one percent (21%) of the shares of Common Stock then outstanding.
     The Amendment also amends Section 18 of the Rights Agreement to provide that in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage.

     A copy of the Amendment has been attached as exhibit 4.3 hereto and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the attached copy of the Amendment. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement and the Amendment.
Item 2. Exhibits
     Item 2 is hereby amended by adding the following exhibit attached hereto:
     4.3     First Amendment to Rights Agreement, dated as of July 30, 2007.
SIGNATURE
     Pursuant to the requirements of the Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Date: August 1, 2007

IMATION CORP.
By:	/s/ Paul R. Zeller
	Name:	Paul R. Zeller
	Title:	Vice President and Chief Financial Officer